News Release

Firsthand Technology Value Fund More Than Doubles
Facebook Holdings

San Jose, CA, March 12, 2012 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) announced that it has completed the purchase of an additional 330,000 shares of Facebook, Inc. The transaction, which was initiated in January 2012 and closed late last week, more than doubles the size of the fund’s largest holding. The fund currently holds 530,000 shares of the social networking company.

As of December 31, 2011, total net assets of the fund were approximately $84 million. Complete financial statements and a detailed schedule of investments will be made available with the fund's annual report filing on Form 10-K in March 2012.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. (the “Fund”) is a publicly-traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained.

Contact:

Phil Mosakowski
Firsthand Capital Management, Inc.
(408) 624-9526
vc@firsthandtvf.com